UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 5, 2009

Date of Report (Date of earliest event reported)

JAZZ PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33500	05-0563787
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3180 Porter Drive, Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 496-3777

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to License Agreement

On February 5, 2008, JPI Commercial, LLC (the “Company”), a wholly-owned subsidiary of Jazz Pharmaceuticals, Inc. (“Jazz Pharmaceuticals”), entered into an Amendment No. 4 (the “Fourth Amendment”) to the License Agreement dated as of January 31, 2007 (the “License Agreement”) with Solvay Pharmaceuticals, Inc. (“Solvay”). The License Agreement was previously assigned to the Company by Jazz Pharmaceuticals. In addition, on December 19, 2008 the Company and Solvay entered into an Amendment No. 3 to the License Agreement to change the payment date for $3.5 million that otherwise would have been due on December 15, 2008 to January 15, 2009. Under the Fourth Amendment, certain milestone payments that the Company is to make to Solvay in connection with once daily LUVOX CR® (fluvoxamine maleate extended release capsules) (the “Product”) have been changed, and future royalty payments have been eliminated.

Prior to the Fourth Amendment, $3.5 million was due on January 15, 2008; $1,166,667 was due on the 15th day of each month starting on January 15, 2009 and ending on September 15, 2009; $5 million was due after 12 months of uninterrupted supply of Jazz Pharmaceuticals’ requirements of the Product by Elan Pharma International Limited; $20 million was payable when net sales of the Product first reached $100 million in a single 12 month period; $30 million was payable when net sales of the Product first reached $200 million in a single 12 month period; and $40 million was payable when net sales of the Product first reached $400 million in a single 12 month period. In addition, the Company was required to pay Solvay a royalty of 2.5% on net sales less than $250 million in a calendar year and 5% on net sales in excess of $250 million in a calendar year, until a generic equivalent to the Product entered the market.

Under the Fourth Amendment, instead of the above payments, the payments below are to be made. $6 million is payable in 2009 in four quarterly installments as follows: $1 million on or before March 15, 2009; $1 million on or before June 15, 2009; $2 million on or before September 15, 2009; and $2 million on or before December 15, 2009. A total of $4 million is payable in 2010 in four equal quarterly installments of $1 million on or before March 15, June 15, September 15 and December 15, 2010; $4.5 million is payable in 2011 in four equal quarterly installments of $1.125 million on or before March 15, June 15, September 15 and December 15, 2011; $5 million is payable in 2012 in four equal quarterly installments of $1.25 million on or before March 15, June 15, September 15, and December 15, 2012; and $5 million payable on January 15, 2015 if (i) net sales of the Product have reached a cumulative amount of $100 million on or before December 31, 2014 and (ii) no AB-rated generic version of the Product has been or is being sold in the United States of America as of December 31, 2014 (all such payments, the “Revised Payments”). If the Company makes each payment when due through September 15, 2012, then the payment due on December 15, 2012 will be reduced to $750,000. If the Company fails to make any of the Revised Payments within 15 days of when those payments are due, Solvay may terminate the License Agreement.

Under the Fourth Amendment, royalties on net sales of the Product are no longer payable.

The foregoing description of the material terms of the Fourth Amendment does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Fourth Amendment that will be filed as an exhibit to Jazz Pharmaceuticals’ Annual Report on Form 10-K for the year ended December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS, INC.

By:	/s/ Carol A. Gamble
Carol A. Gamble
Senior Vice President, General Counsel and Corporate Secretary

Date: February 10, 2009